                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form 10-K of The PNC Financial Services Group, Inc. of our report dated February 17, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets), appearing in the Annual Report to Shareholders of The PNC Financial Services Group, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 13, 2003